Exhibit 10(a)64

             EXECUTIVE FINANCIAL COUNSELING PROGRAM
             OF ENTERGY CORPORATION AND SUBSIDIARIES


1.   Purpose.

     The purpose of the Executive Financial Counseling Program of Entergy Corporation and Subsidiaries (the "Program") is to attract, retain and motivate Eligible Executives in the service of the System and to reinforce corporate, organizational and business-development goals and other System objectives, thus allowing System Companies to remain competitive with their peer companies. The Program will accomplish this by assisting Eligible Executives of System Companies in building financial peace of mind, thus increasing the productivity of such officers. The Program will permit Eligible Executives who elect to participate hereunder to be reimbursed for certain expenses incurred for personal financial counseling services.

2.   Definitions.

     The following terms, as used herein, shall have the following meanings:

     a.   "Allotment" shall mean the maximum amount of Covered
          Expenses that may be reimbursed to a Participant with respect to a Program Year, as set forth in Section 6 below.

     b.   "Board" shall mean the Board of Directors of the Company.

     c. "Committee" shall mean the Personnel Committee of the Board, or such other individual or group as the Board shall select in its sole discretion. Any reference herein to the Committee shall include the Committee's delegate, the Senior Vice President, Human Resources and Administration, Entergy Services, Inc., or such replacement as the Committee may appoint from time to time.

     d.   "Company" shall mean Entergy Corporation, or any successor.

     e. "Continuation Period" shall mean the period commencing on the Eligible Executive's Separation Date and ending on the last day of the Program Year in which occurred such Separation Date.

     f. "Covered Expenses" shall mean any costs related to the following services which are incurred by an Eligible Executive
          (A) during a Program Year while employed by a System Company or
          (B) during the Continuation Period, if applicable:

          i. risk management (i.e., the assessment of personal financial risks to determine whether sufficient insurance coverage exists);

          ii. tax planning assistance (including preparation of tax returns);

          iii. investment planning and portfolio management;

          iv.  retirement planning;

          v. estate planning (including trustee and legal fees associated with the establishment, maintenance and revision of trusts and wills);

          provided that Covered Expenses shall not include any of the following items: appraisal fees; commissions, brokerage fees or premiums on the sale or purchase of securities or insurance of any kind; computer hardware or software; the cost of tax return preparation manuals; custodial or legal fees relating to rental property; fees associated with the opening and administration of a succession; fines or penalties; expenses attributable to a "hobby" of the Participant; legal fees with respect to any criminal or civil litigation (including, but not limited to contract disputes, tort and divorce cases); expenses relating to home offices; real estate transaction fees; rental cost of safety deposit box; subscriptions to investment magazines, newsletters or other publications; tax, accounting or legal fees associated with any business venture other than the Participant's employment with the System (including, but not limited to, with respect to such business venture of the Participant's spouse); or travel, transportation, meals or entertainment expenses of any kind.

     g. "Disability" shall mean a Participant's eligibility for and receipt of benefits under any Company sponsored long term disability plan.

     h. "EAIP" shall mean the Executive Annual Incentive Plan or any successor or replacement plan of the Company.

     i. "Eligible Executive" shall mean any System Company officer who is a Vice President, Senior Vice President, Executive Vice President or above and whose target annual incentive under the EAIP (as determined by the Committee in its sole discretion) is 40% of base salary or above with respect to the applicable Program Year . An individual who is an Eligible Executive on the date immediately preceding his Separation Date shall continue to be an Eligible Executive during the Continuation Period (i.e., covered services rendered after the Separation Date but before the end of the Program Year in which occurred the Separation Date are eligible for reimbursement under the Program to the extent of the Participant's remaining Allotment for such Program Year). An individual who is an Eligible Executive on the date immediately preceding his Termination Date shall cease to be a Participant on his Termination Date (i.e., services rendered after the Termination Date shall not be covered under the Program and any unused Allotment shall be forfeited on the Termination Date).

     j.   "Gross-Up Payment" shall have the meaning set forth in
          Section 5(b) hereof.

     k. "Level 1 Participant" shall mean a Participant designated as such by the Committee and who has attained the office of Executive Vice President or above.

     l. "Level 2 Participant" shall mean a Participant designated as such by the Committee who has attained the office of Senior Vice President.

     m. "Level 3 Participant" shall mean a Participant designated as such by the Committee who has attained the office of Vice President with an EAIP target level of 40%.

     n. "Participant" shall mean an Eligible Executive who elects to exercise his right to reimbursement for Covered Expenses under the Program.

     o.   "Program" shall mean this  Executive Financial Counseling
          Plan of Entergy Corporation and Subsidiaries, as may be amended from time to time.

     p. "Program Year" shall mean the calendar year, or such other 12-month period as the Committee shall determine in its sole discretion.

     q.   "Reimbursement Amount" shall have the meaning set forth in
          Section 5(b) hereof.

     r. "Retirement" shall mean a Participant's retirement from employment with his or her System Company employer in accordance with the terms and conditions of the qualified defined benefit pension plan, or such successor or replacement plan, in which his System Company employer participates.

     s. "Separation Date" shall mean an Eligible Executive's separation from System Company employment due to Retirement, death or Disability.

     t. "System" shall mean Company and all other System Companies, and shall include any successors.

     u. "System Company" shall mean Company and any corporation eighty percent (80%) or more of whose stock (based on voting power or value) is owned, directly or indirectly, by Company and any partnership or trade or business which is eighty percent (80%) or more controlled, directly or indirectly, by Company, and shall include any successors and, at the Committee's discretion, any affiliated companies.

     v. "Termination Date" shall mean an Eligible Employee's termination from System Company employment for reasons other than Retirement, death or Disability.

3.   Administration.

     The Program shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Program, to administer the Program and to exercise all the powers and authorities either specifically granted to it under the Program or necessary or advisable in the administration of the Program, including, without limitation, the authority to certify those officers who shall be considered Eligible Executives; to determine the terms, conditions and restrictions relating to any reimbursement to be made hereunder; to construe and interpret the Program; to prescribe, amend and rescind rules and regulations relating to the Program; and, to make all other determinations deemed necessary or advisable for the administration of the Program. The Committee may delegate to one or more agents such duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Program. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant or any person claiming any rights under the Program from or through any Participant.

     No member of the Board or the Committee shall be liable for any action taken, or determination made, in good faith with respect to the Program.

4.   Eligibility; Participation.

     Each Eligible Executive for a Program Year shall be entitled to reimbursement for Covered Expenses incurred by such Eligible Executive, in an amount not to exceed the Eligible Executive's Allotment for such Program Year, plus the amount of any Gross-Up Payment that may be payable under Section 5(b) below.

5.   Payment.

     a.To receive reimbursement of Covered Expenses, a Participant must complete a form approved by the Committee and submit with the form documentation of a Covered Expense or Covered Expenses within the following applicable time period:

       - If the Participant is an active System employee -- within 90 days following the Program Year in which the subject services were provided to the Participant.

       -  If the Participant's Separation Date occurs during the
          Program Year - within 90 days following the Program Year in which the subject services were provided to the Participant.

       -  If the Participant's Termination Date occurs during the
          Program Year - within 15 days following the Participant's Termination Date.

       Further, a Participant must acknowledge and agree that the Company and all other System Companies or affiliate companies are in no way liable for any loss, damage, or failure resulting from the acts or omissions of any service providers made available to the Participant under this Program. A Participant must acknowledge and agree that the involvement of any service provider is merely an accommodation and convenience under the Program and shall not impose any liability or responsibility of any kind on the Company, any other System Companies or affiliate companies. A Participant must further agree to indemnify, defend and hold Entergy harmless from and against any such claim brought by the Participant or anyone else with respect to the Participant's participation in the Program.

     b.If any of the payments received by a Participant (such
       payments, excluding the Gross-Up Payment, being hereinafter referred to as the "Reimbursement Amount") will be subject to any federal, state or local taxes income or employment taxes, the System Company employer shall pay to the Executive, not later than 30 days following the date of payment of the Reimbursement Amount to which such tax relates, an additional amount (the "Gross-Up Payment") such that the sum of the net amount of the Reimbursement Amount and the net amount of the Gross-Up Payment retained by the Participant, after deduction of any federal, state and local income and employment taxes on the Reimbursement Amount on the Gross-Up Payment, shall be equal to the Reimbursement Amount. For purposes of determining the amount of each Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income
       taxation in the calendar year in which such Gross-Up   Payment is
       to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on such date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

6.   Allotments

     With respect to each Program Year in which an officer is certified as an Eligible Executive, the Allotment for each Level 1 Participant shall be $7,500; the Allotment for each Level 2 Participant shall be $5,500; and the Allotment for each Level 3 Participant shall be $3,000. If a Participant incurs Covered Expenses in a Program Year that are less than his or her Allotment with respect to such Program Year, such unused Allotment shall be forfeited at the end of the applicable Program Year. Covered Expenses in a Program Year that exceed an Eligible Executive's Allotment for that Program Year shall not be reimbursable from the Eligible Executive's Allotment for a subsequent Program Year.

     An individual who is an Eligible Executive on the date immediately preceding his Separation Date shall continue to be an Eligible Executive during the Continuation Period (i.e., covered services rendered after the Separation Date but before the end of the Program Year in which occurred the Separation Date are eligible for reimbursement under the Program to the extent of the Participant's remaining Allotment for such Program Year). An individual who is an Eligible Executive on the date immediately preceding his Termination Date shall cease to be a Participant on his Termination Date (i.e., services rendered after the Termination Date shall not be covered under the Program and any unused Allotment shall be forfeited on the Termination
     Date).

7.   Service Providers

     With respect to tax or estate planning advice, Participants may select any bona-fide accountant, attorney, trustee or firm whose usual and customary business is to provide tax planning or estate planning advice (including the establishment, maintenance and revision of trusts and wills). With respect to any other services for which a Participant may make a claim for reimbursement hereunder, Participants must select among the following service providers:

     a. American Express Financial Advisers, Inc.;

     b. AYCO Corporation;

     c. Banc One Financial Services;

     d. Merrill Lynch;

     e. Morgan Stanley Dean Witter;

     f. Salomon Smith Barney, Inc., or

     g. any other service provider approved by the Committee (in its sole discretion) from time to time.

8    General Provisions

     a. Nontransferability. Except as otherwise required by law, the rights of Participants under the Program (including the right to payment of the Reimbursement Amounts) shall not be assignable or transferable by a Participant except by will or the laws of descent and distribution.

     b. No Right to Continued Employment. Nothing in the Program shall confer upon any Participant the right to continue in the employ of the System Company employer or to be entitled to any remuneration or benefits not set forth in the Program or to interfere with or limit in any way the right of the System Company employer to terminate such Participant's employment.

     c. Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Program in whole or in part. The Program shall continue in effect until terminated by the Board or the Committee. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, with respect to Covered Expense previously incurred.

     d. Unfunded Status of the Program. The Program is intended to constitute an "unfunded" plan for purposes of Covered Expense reimbursements. With respect to any payments not yet made to a Participant, nothing contained in the Program shall give any such Participant any rights that are greater than those of a general creditor of a -System Company.

     e. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     f. Effective Date. The Program shall be effective on January 25, 2001.